192



                           RESTRICTED SHARES AGREEMENT
                              FOR JOSEPH E. MADIGAN

         WHEREAS, Joseph E. Madigan ("Grantee") served as interim Chief Executive Officer and President of, and currently serves as Chairman of the Board of Directors (the "Board") of, CARDINAL REALTY SERVICES, INC., heretofore known as Cardinal Industries, Inc. (the "Company"); and

         WHEREAS, the Company's 1992 Incentive Equity Plan was authorized by the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division, in connection with its approval of the Plan of Reorganization of the Company and has been amended from time to time which amendments were approved by the affirmative vote of a majority of the shares of capital stock present and entitled to vote at such times (as amended, the "Plan"). The Plan is administered by the Compensation Committee (the "Committee") of the Board of the Company; and

         WHEREAS, the Board has directed that the Company make certain grants to Grantee for his services.

         NOW, THEREFORE, pursuant to the Plan, as of December 1, 1995 (the "Date of Grant"), the Company grants to Grantee two thousand (2,000) shares of the Company's common stock, without par value (the "Shares"), subject to the terms and conditions of the Plan and the terms, conditions, limitations and restrictions hereinafter set forth. Terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan.

         1. Issuance of Shares. The Shares covered by this agreement shall be fully paid and nonassessable and shall be represented by a certificate(s) registered in the name of Grantee and bearing a legend referring to the restrictions hereinafter set forth.

         2. Restrictions on Transfer of the Shares. The Shares subject to this agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Grantee, except to the Company, until they have become nonforfeitable in accordance with Section 3 hereof; provided, however, that Grantee's interest in the Shares covered by this agreement may be transferred at any time by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the Shares covered by this agreement that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Shares covered by this agreement. When and as permitted by the Plan, the Company may waive the restrictions set forth in this
Section 2 with respect to all or any portion of the Shares covered by this agreement.

         3. Vesting of the Shares.

                  (a) One-third of the Shares covered by this agreement, shall become nonforfeitable on the first, second and third anniversaries of the Date of Grant (so that 100% of the Shares will be nonforfeitable on the third anniversary of the Date of Grant), subject to Grantee remaining as a director of the Company during the applicable vesting period.

                  (b) Notwithstanding the vesting provisions of Section 3(a) hereof, in the event that Grantee's position as a director of the Company ceases by reason of Grantee's death, all Shares covered by this agreement shall become immediately vested.

         4. Forfeiture of the Shares. In the event of a forfeiture, the certificates representing all of the Shares covered by this agreement that have not become nonforfeitable in accordance with Section 3 hereof shall be cancelled and such Shares shall be deemed to be and to have become authorized but unissued shares of common stock, without par value, of the Company.

         5. Dividend, Voting and Other Rights. Grantee shall, at all times prior to forfeiture, have all of the rights of a shareholder with respect to the Shares covered by this agreement, including the right to vote the Shares and receive any dividends that may be paid thereon; provided, however, that (a) any cash dividends and other cash distributions that may be paid on any shares covered by this agreement that have not become nonforfeitable in accordance with
Section 3 hereof shall be automatically sequestered and invested in an interest-bearing bank account, which shall be subject to the same restrictions hereunder as the forfeitable Shares on which the cash dividends or other cash distributions are paid, and (b) any additional Shares that Grantee may become entitled to receive pursuant to a share dividend or a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company shall be subject to the same restrictions as the Shares covered by this agreement.

         6. Retention of Share Certificate(s) by the Company. The certificate(s) representing the Shares covered by this agreement shall be held in custody by the Company, together with a stock power endorsed in blank by Grantee with respect thereto, until those shares have become nonforfeitable in accordance with Section 3 hereof.

         7. Adjustments. The Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this agreement that the Committee, in its discretion, may determine to be equitably required to prevent any dilution or expansion of Grantee's rights under this agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 7(a) or 7(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee may provide in substitution of any or all of Grantee's rights under this agreement such alternative consideration as the Committee, in its discretion, may determine to be equitable under the circumstances.

         8. Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance of restricted or unrestricted Shares or other securities pursuant to this agreement, Grantee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

         9. Right to Terminate Employment. No provision of this agreement shall limit in any way whatsoever any right that the Company or a subsidiary may otherwise have to terminate the employment of Grantee at any time.

         10.  Relation  to Other  Benefits.  Any  economic  or other  benefit to
Grantee under this agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a subsidiary.

         11. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee with respect to the Shares or other securities covered by this agreement without Grantee's consent.

         12. Severability. In the event that one or more of the provisions of this agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

         13. Governing Law. This agreement is made under, and shall be construed in accordance with, the laws of the State of Ohio.

         This agreement is executed by the Company as of the 1st day of December, 1995.

                                      CARDINAL REALTY SERVICES, INC.


                                      By: /s/ John B. Bartling
                                          --------------------------------------
                                          John B. Bartling, President


          The undersigned Grantee hereby acknowledges receipt of an executed original of this agreement and accepts the right to receive the Shares or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.

          Grantee acknowledges that he has been advised that the Shares covered by this agreement have not been registered under the Securities Act of 1933 (the "Act") and agrees that he will not make any disposition of such shares unless either (a) such shares have been registered under said Act or (b) an exemption from the registration provisions of said Act is applicable to Grantee's proposed disposition of such shares. Grantee understands that the certificates for such shares may bear a legend substantially as follows:

          The shares evidenced by this Certificate have not been registered under the Securities Act of 1933. Such shares may not be sold or otherwise transferred until the same have been registered under said Act or until the Company shall have received an opinion of legal counsel or a copy of a letter from the staff of the Division of Corporation Finance of the Securities and Exchange Commission, in either case satisfactory to the Company, that such shares may legally be sold or otherwise transferred without such registration.

                                             /s/ Joseph E. Madigan
                                             -----------------------------------
                                             JOSEPH E. MADIGAN


                                             Date: December 1, 1995




                                        4